U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                      SEC File Number 0-27609
                                                     CUSIP Number 609278  10  6

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended:  March 31, 2000
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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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Part I - Registrant Information
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Full Name of Registrant: Monet Entertainment Group Ltd.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

         222 Milwaukee Street
         Suite 304

City, State and Zip Code

         Denver, Colorado 80206

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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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    State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

    The Company did not complete its 10-QSB report for the quarter ending March 31, 2000 in sufficient time so as to permit the Company's accountants to review the report by May 15, 2000.

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Part IV - Other Information
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    (1) Name and telephone number of person to contact in regard to this notification

        William T. Hart                 (303)                    839-0061
       -----------------                -----                    --------
              (Name)                 (Area Code)            (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify
         report(s).                                [X] Yes  [   ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
         portion thereof?                          [   ] Yes  [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
         narrative-ly and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Monet Entertainment Group Ltd.
                         ------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May 16, 2000               By      /s/ Stephen D. Replin
                                        -----------------------
                                        Stephen D. Replin, President



                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

                                  May 16, 2000


Monet Entertainment Group, Ltd.
222 Milwaukee Street
Suite 304Denver, Colorado 80206

      This is to confirm that we did not receive a copy of the Company's report on Form 10-QSB for the quarter ending March 31, 2000 in sufficient time so as to be able to review the financial statements in the report by May 15, 2000.


                                          STORY & COMPANY, P.C.


                                          By _______________________________
                                                 Brian Story, Partner